UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2008

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia (State or other jurisdiction of incorporation or organization)	0-12185 (Commission File Number)	Not Applicable (I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201 Lexington, Kentucky (Address of principal executive offices)	40509-1844 (Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2[b]]

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Item 5.02	Election of Director
     On June 18, 2008, our board of directors appointed Steve U. Morgan to serve as a member of the board and its audit committee and compensation committee. Mr. Morgan, age 54, has served since 1993 as the President and CEO of First & Farmers National Bank and President of its parent company, Albany Bancorp, Inc. He previously held senior management positions with several regional banks in Florida and Kentucky. Mr. Morgan is currently the Chairman of the Clinton County Library Board and has served as a member of the Somerset Community College Advisory Board, the Board of Directors of the Clinton County Industrial Authority and other community organizations. Mr. Morgan holds a B.S. Degree in Banking from Western Kentucky University in Bowling Green, Kentucky.
     The appointment of Mr. Morgan to our board of directors and its audit committee and compensation committee fills the vacancy in those positions that resulted following the death of one of our independent directors last year. Our board has determined that Mr. Morgan meets the criteria for independence and financial expertise under our Nasdaq listing standards. His appointment as the third independent director on the audit committee of our board restores our compliance with the Nasdaq audit committee composition requirements within the applicable grace period. Although Mr. Morgan was not included among the incumbent members of our board standing for re-election at our annual shareholders meeting scheduled on June 26, 2008, our board plans to confirm his appointment at that time.
     We issued a press release about the appointment of Mr. Morgan on June 18, 2008. A copy of the press release is included as an exhibit to this report and is incorporated in this report by reference. The information in the press release is being furnished, not filed, for purposes of the Securities Exchange Act of 1934 and is not incorporated by reference in any registration statement under the Securities Act of 1933.

Item 9.01.	Financial Statements and Exhibits
     (d) Exhibits.

Exhibit
Number	Exhibit

99.1	Press release dated June 18, 2008 issued by NGAS Resources, Inc.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS RESOURCES, INC.
	By:	/s/ William S. Daugherty
William S. Daugherty
Date: June 18, 2008		President and Chief Executive Officer